Exhibit 99.1

8500 Normandale Lake Blvd., Ste. 1230 Minneapolis, MN 55437

NEWS	FOR IMMEDIATE RELEASE

FASTENTECH INC. ANNOUNCES OFFER TO REPURCHASE $11,800,000 OF NOTES

FOR 100% OF PRINCIPAL AMOUNT

Minneapolis, MN—September 6, 2005—FastenTech Inc. today initiated a cash offer to repurchase up to $11,800,000 of the aggregate principal amount of its 11 1/2% Senior Subordinated Notes Due 2011 on the terms and subject to the conditions set forth in its Offer to Purchase at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon.

On September 10, 2004, FabriSteel Products, Inc. and Profile Steel & Wire, Co., each subsidiaries of FastenTech, sold substantially all of their respective assets. Under the terms of the indenture, asset sale proceeds not otherwise applied in accordance with the specified terms of the indenture must be used to conduct an offer to purchase the notes from the existing holders. The offer to acquire the Notes is being made to satisfy FastenTech’s contractual obligations under the indenture governing the Notes to offer to repurchase the notes in connection with the asset dispositions.

The offer is scheduled to expire at 5:00 p.m., New York City time, on October 4, 2005, unless extended.

The Bank of New York is the depositary and the information agent for the offer. Requests for assistance or documentation should be directed to the information agent at:

The Bank of New York

Corporate Trust Company

101 Barclay Street – 7 East

New York, New York 10286

Facsimile: (212) 298-1915

Telephone: (212) 815-5098

Beneficial owners of notes may also contact their brokers, dealers, commercial banks, trust companies or other nominee through which they hold their notes with questions and requests for assistance.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer is being made solely by the Offer to Purchase for the Notes and the related Letter of Transmittal, which are being mailed to noteholders today. Additional copies of these documents and the other offer materials may be obtained by contacting the information agent.

About FastenTech

FastenTech, Inc., headquartered in Minneapolis, Minnesota, is a leading manufacturer and marketer of highly engineered specialty components that provide critical applications to a broad range of end-markets, including the power generation, industrial, military, construction, medium- heavy duty truck, recreational and automotive/ light truck markets. For more information about the Company, please visit: www.fastentech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws relating to the exchange offer. These statements are based upon management’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the U.S. Securities and Exchange Commission.

Company Contacts:	Michael R. Elia, Senior VP and CFO	Mike Vanyo, VP and Corporate Controller
	(952) 921-2091	(952) 921-2092